LUDA TECHNOLOGY GROUP LIMITED Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act 1933, as amended Relating to Preliminary Prospectus January 14, 2025 Registration No. 333 - 283680 January 2025

2 DISCLAIMER This free writing prospectus relates to the proposed public offering of the ordinary shares (“Ordinary Shares”) of LUDA TECHNOLOGY GROUP LIMITED (the "Company", and together with its subsidiaries, "We" or the "Group"), a limited liability company formed under the laws of the Cayman Islands and should be read together with the registration statement of the Company we initially filed with the US Securities and Exchange Commission (the "SEC”) on December 6 , 2024 for the offering to which this presentation relates as amended (together with any subsequent amendments, the "Registration Statement") . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriters will arrange to send you the prospectus if you contact Revere Securities LLC, 560 Lexington Avenue, 16 th Floor, New York, NY 10022 , or via email : contact@reveresecurities . com, Pacific Century Securities, LLC, 60 - 20 Woodside Ave, STE 211 , Queens, NY 11377 , or via email : info@pcsecurities . us or the Company, Unit H, 13 /F, Kaiser Estate Phase 2 , 47 - 53 Man Yue Street, Hung Hom, Kowloon, Hong Kong, or via email : ir@ludahk . com . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates”, “believes”, “hopes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “plans”, “will”, “would”, “should”, “could”, “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to assumptions about our future financial and operating results, including revenue, income expenditures, cash balances, and other financial items, our ability to execute our growth strategies, including our ability to meet our goals, current and future economic and political conditions, our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the steel flanges and fittings industry, and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations under "Risk Factors" in the Registration Statement . We base our forward - looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and documents that we refer to in this presentation and have filed as exhibits to the Registration Statement, of which this presentation is a part completely and with the understanding that our actual future results may be materially different from what we expect .

3 Luda Technology Group Limited Issuer NYSE American / LUD Listing / Ticker Initial Public Offering Offering Type 2,500,000 Ordinary Shares Share Offered 375,000 Ordinary Shares (15% of base offering) Over - Allotment Option US$4.00 per share Proposed Offer Price - approximately 50% for setting up a manufacturing plant producing stainless steel flanges and fittings products in emerging country; - approximately 30% for potential investments and acquisitions of upstream supplier; - approximately 8% for purchase of machineries; - approximately 5% for computer system enhancement; and - remaining amount for general administration and working capital Use of Proceeds 180 days for each of the directors, officers and 5% or greater shareholders Lock - up Revere Securities LLC Pacific Century Securities, LLC Underwriter and Co-manager PRIMARY OFFERING SUMMARY

C o n t e n t 1. About Us 2. Competitive Strengths 3. Awards & Accreditations 4. Development 5. Management 6. Consolidated Financial Data LUDA TECHNOLOGY GROUP LIMITED 4

LUDA TECHNOLOGY GROUP LIMITED

1. About Us


Luda Technology Group Ltd.
("Luda Cayman")
Luda Investment Holding Ltd.
("Luda BVI")
Luda Development Ltd.
("Luda HK")
Luda (Taian) Industrial Co. Ltd.
("Luda PRC")

- We are a manufacturer and trader of stainless steel and carbon steel flanges and fittings products.
- Our history began with Luda HK which was incorporated in 2004 and is engaged in the trading of steel flanges and fittings.
- In 2005, the business expanded further upstream when Luda PRC was set up to commence the manufacturing of flanges and fittings with self-owned factory.
- We incorporated Luda Cayman and Luda BVI in 2021 as investment holding companies to conduct subsequent reorganization in 2023.
- We have established an operation history of over 20 years.

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LUDA TECHNOLOGY GROUP LIMITED

2. Competitive Strengths

Experienced management team
- MA BIU, CEO is the founder;
- LIU LIANGPING, COO joined the company since 2007;
- Technical team members and experts in flange and pipe fitting industry served the company for more than 10 years.

Broad product portfolio
- Offer extensive range of approximately 12,000 types of products;
- Categorized by carbon steel flanges, stainless-steel flanges, carbon steel fittings and stainless-steel fittings.

Solid customer base and established reputation
- We transacted with customers globally including listed companies and state-owned enterprises in the PRC.
- Accumulated specialized knowledge for product requirements meeting specific customers particularly in the chemical and petrochemical industries.

Established business relationships with suppliers
- Sourced from approved vendors who are reliable and reputable.
- Established stable relationship to secure timely and reliable supplies through years of partnership.

Stringent quality control systems
- Awarded a number and various certificates and approvals in conformance with manufacturing quality products that are internationally trusted.
- *For more details, see "section 3 - Awards and accreditations".*

Technological achievements from R&D
- Proactively engaged in R&D in our in-house laboratory.
- Awarded the Certificate of High and New Technology Enterprises by PRC government.
- Registered 60 patents of utility models and inventions.



Revenue
(in million US dollars)
14.8
17.5
25.5
25.7
27.3
34.1
49.9
51.4
2016
2017
2018
2019
2020
2021
2022
2023

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LUDA TECHNOLOGY GROUP LIMITED

3. Awards and accreditations

Awards and accreditations (extraction)	Regulatory authority
MARINE APPLICATIONS	
- Certificate of forging facility and process approval for marine applications	American Bureau of Shipping
- Recognition for BV MODE II SCHEME in relation to forging	Bureau Veritas Marine & Offshore
- Approval of manufacturer certificate in relation to steel forgings	DNV GL
- Certificate of works approval in relation to forging and steel forging	China Classification Society
- Certificate of works approval in relation to steel pipe fittings	China Classification Society
- Approval of steel forgings (in the scope of steel forgings, carbon, carbon/manganese steel; max weight 450 kg / 0.45 tons)	Lloyd's Register
OIL APPLICATIONS	
- Certificate of registration for manufacture of steel flanges, forgings and pipe fittings	American Petroleum Institute
- Certificate in relation to manufacturing and sales of steels flanges, forgings and pipe fittings	TUV SUD Asia Pacific of TUV SUD Group
- OTR qualification test record NORSOK M-650	TUV SUD Industries Service GmbH
OTHERS	
- Certificate of high and new technology enterprises	Department of Science & Technology of Shandong Province
- Production license of special equipment PRC	Administration for Market Regulation of Shandong
- 56 patents of utility models and inventions for tooling and equipment	China National Intellectual Property Administration

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LUDA TECHNOLOGY GROUP LIMITED

4. Development

Our strategies and future plans

1. Broaden our clientele and geographical coverage
- Leverage our expertise to industries beyond the chemical and petrochemical sectors
- Broaden our international customer base by targeting new jurisdictions.

2. Product enhancement through R&D
- On-going technology and R&D development.
- Equip our laboratory with enhancements of testing equipment.

3. Enhancement of our manufacturing capabilities
- Replace old equipment with new equipment such as melting furnace, CNC lather machines and hydraulic hammer.
- Not only increase our production efficiency but also enhance manufacturing competitiveness.

1. Set-up manufacturing plant in emerging country
- Expand production lines into overseas emerging countries.
- Enhance us to develop overseas markets including US, Europe and Japan.
- Diversify production capabilities to different countries.

5. Vertical acquisition for upstream supplier
- Acquire upstream manufacturer with valves and pipes.
- Produce complementary products to customers.

6. Development of internet platform
- Leverage the advantages of internet.
- Develop internet platform to connect customers with our stock databases.
- Facilitate customers for Efficient delivery that avoid delay in their construction lead time.

LUDA
8

5 . M a n a g e m e n t LUDA TECHNOLOGY GROUP LIMITED MA BIU Chairman, Director and CEO - Responsible for overall strategic direction and company development . - Possesses over 20 years of expertise in leadership specialized in forging industry . - Holds EMBA, Master of Social Science in Counselling, Bachelor of Arts and MicroMaster Program in Supply Chain Management . LIU LIANGPING Director and COO - Responsible for overall operations of the Company . - Contributed to the Company from 2007 as a procurement manager . - Holds MBA, Master of Arts, Bachelor of Arts in Accounting and MicroMaster Program in Supply Chain Management . YUNG CHI MAN CFO - Responsible for financial reporting, compliance and investor relations. - Holds MBA, Bachelor of Accountancy and fellow membership of the CPA Australia. - More than 20 years of experience in accounting, finance and management in different industries. KWOK ZI XING CIO - Responsible for overseeing the technology infrastructure for the Company. - Seeking to company opportunities for digitalizing current operations. - Holds Bachelor of Engineering in Computer Science from University of Hong Kong. - Currently pursuing a MicroMasters Program in Finance from MITx. 9

6 . C o n s o l i d a t e d F i n a n c i a l D a t a LUDA TECHNOLOGY GROUP LIMITED For the six months ended June 30 (unaudited) For the years ended December 31 (audited) 2023 2024 2021 2022 2023 25,085 24,921 34,142 49,851 51,428 Sales (19,326) (17,900) (27,007) (39,566) (40,533) Cost of sales 5,759 7,021 7,135 10,285 10,895 Gross profit (3,013) (5,924) (4,727) (6,463) (7,024) Operating expenses (171) 32 3,737 (253) (391) Other (expenses) income, net (417) (176) (1,204) (502) (447) Income tax 2,158 953 4,941 3,067 3,033 Net income 10 The summary consolidated statements of operations and comprehensive income (USD’000)

6 . C o n s o l i d a t e d F i n a n c i a l D a t a ( c o n t i n u e d ) LUDA TECHNOLOGY GROUP LIMITED The summary consolidated balance sheet As at June 30 (unaudited) As at December 31 (audited) (USD’000) 2024 2021 2022 2023 46,363 31,857 39,633 46,631 Total assets 31,229 18,742 25,105 29,884 Total liabilities 15,134 13,115 14,529 16,747 Total equity The summary consolidated statements of operations and cash flow For the six months ended June 30 (unaudited) For the years ended December 31 (audited) (USD’000) 2023 2024 2021 2022 2023 418 1,093 1,369 (1,003) 3,333 Net cash provided (used in) by operating activities (445) (575) (492) (431) (1,759) Net cash used in investing activities 850 (1,675) 696 524 2,707 Net cash provided (used in) by financing activities (588) (188) - (424) (165) Effect of exchange rate changes on cash, cash equivalents & restricted cash 236 (1,346) 1,573 (1,334) 4,116 Net increase (decrease) in cash and cash equivalents 11

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